For Immediate Release

Orgenesis to Collaborate with the Global Stem Cell & Regenerative Medicine Acceleration Center of Korea

Seoul, South Korea—Apr. 7, 2015—Orgenesis Ltd., a wholly-owned subsidiary of Orgenesis Inc. (OTCQB: ORGS) a cell therapy and regenerative medicine company with a novel therapeutic technology dedicated to converting a patient's own liver cells into functioning insulin-producing cells as a treatment for diabetes, today announced it has signed a collaboration (MOU) with the Global Stem Cell & Regenerative Medicine Acceleration Center (GSRAC) commissioned by Ministry of Health and Welfare of Korea.

“Korea is global leader in cell therapy and is a gateway for all of Asia,” said Vered Caplan, Chairperson and CEO of Orgenesis. “GSRAC of Korea is on the front lines of advancing scientific and technological progress to accelerate the development of regenerative technology into medical solutions. We are honored and grateful for their support and are hopeful we can contribute to the continued success of Korea in this field.”

So Ra Park (Professor, Inha University College of Medicine), the head of GSRAC states: “GSRAC has invested much effort in identifying regenerative areas that are of maximum potential for Korea’s growth and expansion, and for establishing the optimal frameworks of support for technologies that are applicable to these fields. We believe that Orgenesis fits well into this framework and view this as a test case of such support. We hope to work closely with management in establishing such support systems”.

The MOU spans three years and provide a framework of collaborative research in stem cell and regenerative medicine. It will also provide an innovative platform allowing global network expansion and technology exchange. This strategic alliance with a leading foreign regenerative medicine company is expected to promote technologies innovations and industry growth in Korea.

About GSRAC
GSRAC was established in December 2011 commissioned by the Ministry Of Health and Welfare (MOHW) of Korea. As a strategic think-tank, GSRAC is dedicated in the acceleration of delivering innovative technologies to patients suffering from currently untreatable diseases by resolving various challenges in the field of stem cell & regenerative medicine. To build a rigorous foundation and future visions for the stem cell & regenerative medicine industry, GSRAC has assembled an experienced team of industry experts, scientists, clinicians, policy makers and government representatives. GSRAC forms a global network of opinion leaders from the private and public sectors in order to transform ideas into action and stay ahead of scientific & technological innovation and its translation into medical solutions improving human health. At the heart of the GSRAC is the principle that all the scientific and technological advances may have a true value if they can contribute to improving human health and even social & economic prosperity by solving near and long-term healthcare problems well beyond scientific progress per se. For more information visit: www.gsrac.org.

About Orgenesis, Inc.
Orgenesis is a pre-clinical cell therapy and regenerative medicine company that is committed to curing Type 1 Diabetes. In pursuit of this goal, the company has developed and patented a novel technology called “cellular trans-differentiation” that turns an insulin-dependent patient's own liver cells into functional insulin producing cells. Orgenesis has proven that, when exposed ex-vivo to certain pancreatic transcription factors and in specific sequence, human adult liver cells can be transformed into fully functional, beta cell-like insulin producing cells (IPCs). After ex-vivo expansion, the IPCs are re-infused via the portal vein of the diabetic patient. In pre-clinical models of Type 1 Diabetes (Non-Obese Diabetic mice), the re-introduced IPCs remain in the liver, effectively respond to glucose challenge and successfully maintain glycemic homeostasis. In the same NOD model, the implanted IPCs were not subject to auto-immune attack or cellular ablation. Orgenesis plans to initiate P1/2 trials in the next 12-18 months. Orgenesis believes that converting the diabetic patient's own tissue into insulin-producing cells has the potential to overcome the significant issues of donor shortage, cost and exposure to chronic immunosuppressive therapy associated with islet cell transplantation. For more information, visit www.orgenesis.com.

Notice Regarding Forward-Looking Statements
This news release contains "forward-looking statements" which are not purely historical. Such forward-looking statements include, among other things, the expectations of management that our regeneration technology can be developed as therapeutic treatment for diabetes which could, if successful, mean the end of diabetes as we know it; that we will initiate Phase I and Phase II clinical trials in the United States in the near-term; that we can quickly transition our technology from research into P1 clinical trials. No assurance can be given that any of the events anticipated by the forward-looking statements will occur or, if they do occur, what benefits Orgenesis will obtain from them. Actual results could differ from those projected in any forward-looking statements due to numerous factors, including, among others, the potential failure of development candidates to advance through preclinical studies or demonstrate safety and efficacy in clinical testing; the ability to pass clinical trials so as to move on to the next phase; our ability to retain key employees; our ability to finance development and operations; our ability to satisfy the rigorous regulatory requirements for new medical procedures; and competitors may develop better or cheaper alternatives to our products. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Investors should refer to the risk factors disclosure outlined in our periodic reports filed from time-to-time with the Securities and Exchange Commission.

Company Contact:
Vered Caplan
President and CEO
+ 972 544 301 034 (+7 hours from EST)
Vered.c@orgenesis.com

Media Contact:
Tim Rush
Springboard5
(801) 208-1100
tim.rush@springboard5.com